UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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ORRSTOWN FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

April 4, 2007

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. will be held on Thursday, May 10, 2007, at 10:00 a.m., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect four directors to Class B for three year terms expiring in 2010; and

2.	Transact such other business as may properly come before the meeting.

Your Board of Directors recommends a vote “FOR” the election as directors to Class B of the four nominees listed in the enclosed Proxy Statement.

This Notice of Annual Meeting of Shareholders, the Proxy Statement and the enclosed Proxy card are being sent to shareholders of record at the close of business on March 14, 2007.

/s/ Denver L. Tuckey
Denver L. Tuckey
Secretary

i

ORRSTOWN FINANCIAL SERVICES, INC.

77 East King Street

Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of Orrstown Financial Services, Inc. to be held Thursday, May 10, 2007, beginning at 10:00 a.m., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about April 4, 2007.

Who is entitled to vote?

Shareholders owning Company common stock on March 14, 2007 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2007 there were 6,130,193 shares of Common Stock outstanding.

On what am I voting?

You will be asked to elect 4 directors to Class B for three year terms expiring in 2010. The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of Company management.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR the election of each of the four nominees as directors to Class B.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the four persons nominated for election as directors to Class B.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

The four nominees for election as directors to Class B receiving the highest number of votes will be elected to the Board of Directors.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than December 11, 2007. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be born by the Company.

Share Ownership of Certain Beneficial Owners

The Company does not know of any person who beneficially owned more than 5% of the Company’s Common Stock on March 1, 2007, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
Orrstown Bank 77 East King Street Shippensburg, PA 17257	835,970	(1)	13.64%

(1)

Shares held directly by the Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 469,147 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power. The Bank has sole voting power as to 119,402 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. As a matter of policy, however, the Bank does not vote shares for which it has sole voting power. The Bank does not have the right to vote the remaining 247,421 shares and disclaims beneficial ownership of such shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the 2006 Summary Compensation Table appearing on page 19, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2007, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)		Exercisable Stock Options(1)(2)
Anthony F. Ceddia	2,489		3,380
Jeffrey W. Coy	33,024	(3)	3,947
Jeffrey W. Embly	5,197	(4)	24,940
Bradley S. Everly	6,008	(5)	24,549
Philip E. Fague	8,292		27,720
Stephen C. Oldt	20,447	(6)	10,700
Andrea Pugh	17,953		3,947
Gregory Rosenberry	35,845	(7)	3,947
Kenneth R. Shoemaker	20,213	(8)	43,186

Name	Common Stock(1)		Exercisable Stock Options(1)(2)
Glenn W. Snoke	9,463		3,947
Denver L. Tuckey	8,952		2,429
John S. Ward	2,375		3,947
Peter C. Zimmerman	2,250		—
Joel R. Zullinger	26,491	(9)	3,947
Directors, nominees and executive officers as a group (18 persons including those named above)	401,839

(1)	On March 1, 2007, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock, except Mr. Shoemaker who may be deemed to beneficially own 1.03% of the outstanding shares. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 6.3% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)	The amounts shown reflect the number of shares of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 1, 2006 through the exercise of stock options granted pursuant to the Company’s stock option plans.

(3)	Includes 5,305 shares held by Mr. Coy’s spouse in her IRA.

(4)	Includes 129 shares Mr. Embly holds jointly with his daughter. Also includes 3,247 shares pledged to secure a line of credit obtained by Mr. Embly from a non-correspondent bank.

(5)	Includes 727 shares pledged to secure a line of credit loan obtained by Mr. Everly from a non-correspondent bank.

(6)	Includes 2,100 shares held by Mr. Oldt’s spouse in her IRA.

(7)	Includes 25,663 shares held by family limited partnership with respect to which Mr. Rosenberry is the President and general partner.

(8)	Includes 30 shares held by Mr. Shoemaker’s spouse.

(9)	Includes 210 shares held by Mr. Zullinger’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance.

Based on our records, we believe that during 2006 our directors and executive officers complied with all SEC filing requirements applicable to them, except that reports on SEC Form 4 were filed late by Director Gregory Rosenberry in connection with a single purchase transaction and by executive officers Barbara E. Brobst, Jeffrey W. Embly, Bradley S. Everly, Philip E. Fague, Stephen C. Oldt, Kenneth R. Shoemaker and Benjamin S. Stoops in connection with the Company’s grant of incentive stock options to such persons pursuant to the Company’s Employee Stock Option Plan of 2000. In addition, the initial Form 3 required to be filed by Peter C. Zimmerman upon becoming a Director of the Company was filed late.

ELECTION OF DIRECTORS

The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect four directors to Class B to serve until the annual meeting of shareholders in 2010 or until their successor is elected.

The Board of Directors has nominated the following persons for election as directors to Class B:

Gregory A. Rosenberry

Glenn W. Snoke

Denver L. Tuckey

Peter C. Zimmerman

All of the nominees are presently serving as directors of the Company and of Orrstown Bank, a wholly owned bank subsidiary of the Company, except for Mr. Zimmerman, who is a director of the Company and President, Chief Executive Officer and a director of The First National Bank of Newport, another wholly owned bank subsidiary of the Company.

Your shares of Company Common Stock represented by your proxy will be voted FOR the election of the four named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

The Board of Directors recommends a vote FOR the election of all four nominees as directors to Class B.

Nomination of Directors

The Executive Committee of Orrstown Bank’s Board of Directors reviews the qualifications of and makes recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. Those candidates recommended by the Executive Committee are then submitted to the Board of Directors for approval as nominees. In making its recommendations, the Executive Committee determines the appropriate qualifications, skills and characteristics desirable for the Board of Directors in the context of the strategic direction of the Company and the Bank. Although there are no stated minimum criteria for nominees, the Executive Committee considers a variety of factors including a candidate’s integrity, independence, qualifications, skills, experience, including experience in finance and banking, compatibility with other members of the Board of Directors, and such other factors as it may deem to be in the best interest of the Company, its bank subsidiaries and its shareholders, which factors may change from time to time. The Executive Committee will consider candidates recommended to it by shareholders, other directors and other sources within the community, the Bank’s regional advisory boards and the Board of Directors of The First National Bank of Newport, a wholly owned bank subsidiary of the Company.

In addition to recommending potential candidates to the Executive Committee, shareholders may nominate candidates for election to the Board of Directors of the Company in accordance with procedures set forth in the Company’s By-laws. Shareholder nominations must be submitted not less than 30 days and not more than 50 days before the Annual Meeting of shareholders is scheduled to be held, and include a statement setting forth the background, education and business experiences of the nominee.

Biographical Summaries of Nominees and Directors

Information about the nominees for election as directors to Class B at the Annual Meeting and information about the directors in Class A and Class C is set forth below.

CLASS A DIRECTORS – TERM EXPIRES 2008

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since

Jeffrey W. Coy (2)	55	Commissioner, Pennsylvania Gaming Control Board; former State Representative – 89th District; Vice Chairman of the Company and Orrstown Bank	1984	(1)

John S. Ward (3) (4)	69	President, Modern Transit Partnership, a non-profit organization created to support bringing commuter rail to Central Pennsylvania; retired Chief Clerk, Cumberland County, Pennsylvania	1999

Joel R. Zullinger (2)	58	Attorney-at-Law; Chairman of the Board of the Company and Orrstown Bank	1981	(1)

CLASS B DIRECTORS – TERM EXPIRES 2010

Name	Age	Principal Occupation for last 5 years and position with the Company	Director Since

Gregory A. Rosenberry (4)	52	President and General Partner, Rosenberry Family Limited Partnership, a timber harvesting and wholesale business	1997

Glenn W. Snoke	58	President, Snokes Excavating & Paving, Inc.	1999

Denver L. Tuckey (2) , (3)	73	Retired businessman; Secretary of the Company and Orrstown Bank	1995

Peter C. Zimmerman	60	President, Chief Executive Officer and Director of The First National Bank of Newport	2006	(5)

CLASS C DIRECTOR NOMINEES – TERM EXPIRES 2009

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since

Anthony F. Ceddia (3)	63	President Emeritus, Shippensburg University; President, 1981-2005; Leadership and Management Consultant and Visiting Professor	1996

Andrea Pugh (3)	54	President & Sole Member, PharmCare Consultants LLC, a pharmacy consulting business	1996

Kenneth R. Shoemaker (2)	60	President and Chief Executive Officer of the Company and Orrstown Bank; Director of The First National Bank of Newport	1986	(1)

(1)	Includes service as director of Orrstown Bank during period prior to 1988, when Orrstown Bank became a wholly-owned subsidiary of the Company.

(2)	Member of the Executive Committee of Orrstown Bank.

(3)	Member of the Audit Committee.

(4)	Mr. Rosenberry and Mr. Ward’s spouse are first cousins.

(5)	Appointed by the Board of Directors on May 4, 2006 pursuant to the terms and conditions of the Agreement and Plan of Merger by which the Company acquired The First National Bank of Newport as a wholly owned subsidiary.

Director Independence

The Board of Directors of the Company has adopted the definition of an “independent director” as set forth in Rule 4200(a)(15) of the NASDAQ Stock Market and determined that each Director, other than Messrs. Shoemaker and Zimmerman, is an “independent director” under such definition. In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company or its subsidiary banks enter into in the ordinary course of business.

Shareholder Communications with the Board of Directors

The Company does not have a formal process by which shareholders may send communications to the Board of Directors. As a matter of practice, shareholder communications received by the Company are included under the topic “Correspondence” with the Board meeting materials routinely furnished by management to Directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, in his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

Board Committees and Meeting Attendance

During 2006 the Board of Directors of the Company met 14 times, the Board of Directors of Orrstown Bank met 12 times, and the Board of Directors of The First National Bank of Newport met 10 times after having been acquired as a subsidiary of the Company. The Board of Directors of the Company has an Executive Committee that did not hold any meetings in 2006, and an Audit Committee. The Board of Directors of Orrstown Bank has an Executive Committee. During 2006 all of the Directors of the Company who also are directors of one or more of its bank subsidiaries, attended at least 75% of all meetings of the respective Boards and Committees on which they served. In addition, although the Company does not have a formal policy regarding the attendance by Directors at the Annual Meeting of Shareholders, it is generally expected that each Director will attend. All of the Company’s Directors attended the Annual Meeting of Shareholders in 2006.

Executive Committee. The Executive Committee of the Orrstown Bank Board of Directors acts on matters between regular meetings of the Bank’s Board of Directors. The Orrstown Bank Executive Committee also makes recommendations regarding compensation to the Bank’s Board of Directors for officers holding the title of Vice President and above and, as described above under the heading “Nomination of Directors,” reviews the qualifications of and makes recommendations to the Board of Directors of the Bank regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee met 13 times during 2006. The members of the Executive Committee are Jeffrey W. Coy, Chairman, Kenneth R. Shoemaker, Denver L. Tuckey and Joel R. Zullinger. The same individuals also constitute the Executive Committee of the Board of Directors of the Company. Although they hold offices of the Company and Orrstown Bank, the Board of Directors has determined that Messrs. Coy, Tuckey and Zullinger are independent as defined in the listing standards of the National Association of Securities Dealers, Inc. (NASD) because they hold such offices in their capacities as Directors and because they do not, except as Directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or its bank subsidiaries. As President and Chief Executive Officer of the Company and Orrstown Bank, Mr. Shoemaker is not independent.

Audit Committee. The Audit Committee is responsible for providing independent oversight and review of the Company’s accounting functions and financial reporting and internal control systems. The Audit Committee monitors the preparation of quarterly and annual financial reports by Company management, including reviewing with management and the Company’s independent auditors the scope and results of the annual audit and recommendations made by the independent auditors and related management responses, and reviews prior to filing all annual and quarterly reports and proxy statements filed with the Securities and Exchange Commission (SEC). The Audit Committee also is responsible for matters concerning the relationship between the Company and its independent auditors including their appointment, compensation and retention; approval of their audit and permissible non-audit services prior to engagement; and determining whether the independent auditors are “independent.” In addition, the Audit Committee oversees management’s implementation and reviews the effectiveness of the Company’s internal control systems including reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interest; and reviewing the activities and recommendations of the Company’s internal auditing program.

The Board of Directors revised the Audit Committee Charter in 2006 in order to permit directors of wholly-owned subsidiary banks of the Company who are not also Directors of the Company to serve on the Company’s Audit Committee. The Board of Directors made this revision in connection with the Company’s acquisition in 2006 of The First National Bank of Newport as a wholly-owned subsidiary of the Company believing that it would be appropriate to include a director of First National Bank as a member of the Audit Committee because, on a consolidated basis, an audit of the Company necessarily would include an audit of First National Bank. At that time, the only directors of First National Bank who also were Directors of the Company were Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and Orrstown Bank, and Peter C. Zimmerman, President and Chief Executive Officer of First National Bank. Because Messrs. Shoemaker and Zimmerman are not independent, the Board of Directors made the revision in order to enable an independent director of First National Bank to serve on the Company’s Audit Committee. In connection with this revision, the Audit Committee Charter was further revised to provide that the Audit Committee must be composed of no less than three Directors of the Company, that a majority of the members of the Audit Committee must be Directors of the Company and that the actions of the Audit Committee must receive the affirmative vote of both a majority of the members of the Audit Committee and a majority of the members who are Directors of the Company in order to assure that the actions of the Audit Committee are controlled by members who are Directors of the Company. A copy of the Audit Committee Charter, as revised, is included as an Appendix to this Proxy Statement.

The members of the Audit Committee are Andrea Pugh, Chair, Anthony F. Ceddia, Denver L. Tuckey, John S. Ward and Robert W. Morris II, who is a director of First National Bank but not of the Company, each of whom the Board of Directors has determined to be independent as defined in NASD listing standards. The Audit Committee Charter provides that each member is to be “independent” as defined by applicable law and regulation, and who also is free of any relationship that, in the opinion of the Board, could interfere with the exercise of their independent judgment.

The Audit Committee Charter also provides that at least one member of the Audit Committee must have accounting or related financial management expertise as the Board of Directors interprets such qualifications in its business judgment. The Board of Directors believes that Mr. Morris, a practicing certified public accountant, has the requisite financial management expertise required by the Audit Committee Charter, but has not determined whether Mr. Morris is an “audit committee financial expert” as defined in SEC Regulation S-K.

The Audit Committee Charter provides that the Audit Committee is to meet at least 4 times each year. The Audit Committee met 5 times during 2006.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2006. The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and, has discussed with Smith Elliott Kearns & Company, LLC, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC, of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Audit Committee:

Andrea Pugh, Chair Anthony F. Ceddia Denver L. Tuckey John S. Ward Robert W. Morris II

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2006. All compensation was paid by Orrstown Bank or, in the case of Mr. Zimmerman, by The First National Bank of Newport.

The Executive Committee of Orrstown Bank’s Board of Directors functions as its compensation committee. The Executive Committee does not have a charter.

In 2006 the Executive Committee was composed of three non-employee Directors of the Bank, Jeffrey W. Coy, Chair; Denver L. Tuckey; Joel R. Zullinger; and Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and Orrstown Bank. With respect to other executive officers, the Executive Committee considers the recommendations of Mr. Shoemaker before making final recommendations to the Bank’s Board of Directors. Mr. Shoemaker does not participate in the Executive Committee’s evaluation of his performance for purposes of his compensation. Mr. Shoemaker’s compensation for 2006 was established based upon the same factors and policies used to establish compensation for executive officers generally.

There are no interlocking relationships, as defined by SEC regulations under the Securities Exchange Act of 1934, as amended, involving members of the Executive Committee.

Transactions with Management

During 2006 some of the directors and executive officers of the Company and the Banks, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Banks and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Any business dealing, including extensions of credit, between the Company or one of its subsidiary banks and a Director of the Company or of a subsidiary bank, or with any entity controlled by such a Director, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business is required to be reviewed and approved by a majority of the disinterested Directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or subsidiary banks and on the terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.

Extensions of credit by one of the Company’s subsidiary banks to a Director of the Company or of a subsidiary bank, or to a related interest of such a Director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the bank’s disinterested Directors if the aggregate amount of all extensions of credit to such Director and the related interests of the Director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

Compensation of Directors

The following table sets forth compensation received by Directors of the Company in 2006.

2006 DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)
Anthony F. Ceddia	35,300	—	3,229	—	15,579	—	54,108
Jeffrey W. Coy	50,200	—	3,229	—	8,666	—	62,095
Andrea Pugh	34,300	—	3,229	—	8,666	—	46,195
Gregory A. Rosenberry	34,800	—	3,229	—	7,327	—	45,356
Glenn W. Snoke	41,900	—	3,229	—	9,781	—	54,910
Denver L. Tuckey	47,900	—	3,229	—	—	—	51,129
John S. Ward	33,700	—	3,229	—	22,989	—	59,918
Peter C. Zimmerman(4)	3,667	—	—	—	—	—	3,667
Joel R. Zullinger (5)	49,000	—	3,229	—	17,357	—	69,586

(1)	Compensation paid to Mr. Shoemaker in 2006 in his capacities as a Director of the Company, Orrstown Bank and First National Bank is reported in the Summary Compensation Table and the All Other Compensation Table, below.

(2)	For each Director, the aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2006 was: Mr. Ceddia – 3,380; Mr. Coy – 3,947; Ms. Pugh – 3,947; Mr. Rosenberry – 3,947; Mr. Snoke – 3,947; Mr. Tuckey – 2,429; Mr. Ward – 3,947; Mr. Zimmerman – 0; and Mr. Zullinger – 3,947.

(3)	Based on an October 1, 2005 to September 30, 2006 plan year for the Directors Retirement Plan.

(4)	Compensation reported for Mr. Zimmerman for 2006 is the pro rata portion of the annual retainer fee paid to Directors of the Company for the period from his appointment to the Board of Directors on May 4, 2006 through the end of the year.

(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings for Mr. Zullinger includes a $10,482 increase in the net present value of his accrued benefit under the Directors Retirement Plan, plus a $6,875 calendar year increase in the net present value of his accrued benefit under his “brick” plan.

Directors’ Fees. During 2006, each director of the Company was paid an annual retainer fee of $5,500 and each non-employee director of the Company received $600.00 for each meeting of the Company Board of Directors attended and $300.00 for each committee meeting attended, except that committee chairs received a fee of $400.00 for each committee meeting attended. Each director of Orrstown Bank was paid an annual retainer fee of $5,500.00 and each non-employee director of Orrstown Bank was paid a fee of $600.00 for each meeting attended. Non-employee directors of Orrstown Bank also received $300.00 for each committee meeting attended, except that committee chairs received a fee of $400 for each committee meeting attended. In addition, in 2006 the Chairman of the Board of Orrstown Bank received an annual fee of $12,500, the Vice Chairman received an annual fee of $10,500 and the Secretary received an annual fee of $9,500. The only Directors of the Company who also are directors of The First National Bank of Newport are Messrs. Shoemaker and Zimmerman. First National Bank does not compensate employees for service as a director.

Deferred Compensation Plan. In 1995, the Company and Orrstown Bank established a non-qualified deferred compensation plan for directors. Participation in the plan is voluntary. Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and the Bank, and Stephen C. Oldt, Executive Vice President and Chief Operating Officer of the Bank, also participate in the Plan. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of Messrs. Shoemaker and Oldt, base salary. Those deferring compensation must begin withdrawals from the plan by age 75. The amounts deferred are invested in a rabbi trust with the trust department of Orrstown Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by Orrstown Bank’s Trust Investment Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or its subsidiary banks. In 2006, Ms. Pugh deferred $33,700; Mr. Snoke deferred $13,200; Mr. Ward deferred $1,200 and Mr. Zullinger deferred $23,500. Neither Mr. Shoemaker nor Mr. Oldt made any deferrals in 2006.

In addition, Mr. Zullinger and six of Orrstown Bank’s former Directors participate in so-called “brick plans” that provide the director or his or her beneficiaries with a monthly cash benefit beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan from 2006 is reported in the 2006 Directors Compensation Table above. Under the brick plan, Mr. Zullinger’s annual benefit at age 65 would be $21,804. Mr. Zullinger’s total accrued benefit at December 31, 2006 was $75,626 and the vested amount of his annual benefit is $7,563.

Directors Retirement Plan. In 1998 Orrstown Bank established a director’s retirement plan which provides participating directors a $12,000 per year benefit (indexed for inflation by 4.00% per year until payments commence) for the lesser of ten years or the number of years served. This program encourages current directors to continue to serve as directors and enables the Bank to reward its long-serving directors for their valuable services.

Non-Employee Director Stock Option Plan of 2000. On January 27, 2000, the Board of Directors of the Company approved the Orrstown Financial Services, Inc. Non-Employee Director Stock Option Plan of 2000. The Directors’ Option Plan is a formula plan under which options to purchase shares of Company Common Stock are granted each year to directors in office on April 1. The number of options granted each year is based on the Company’s return on average equity for the most recent fiscal year. All options have a term of 10 years from the regular grant date, are fully exercisable from the regular grant date and have an exercise price equal to the “fair market value” of Company Common Stock as of the date of the grant of the option. As long as shares of Company Common Stock are traded over-the-counter and quotations for the shares appear on the NASD’s OTC Bulletin Board service, “fair market value”

will mean the average of the average of the daily high bid and low offer quotations for shares of Company Common Stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the date of the grant of the option. If no bid or no offer quotations are available during the 10 day pricing period, then “fair market value” will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. If a director “retires,” whether as a result of reaching mandatory retirement age, or under any other circumstances the Board of Directors, in its discretion, may determine to constitute retirement, the options previously granted to the director will expire at their scheduled expiration date. If a director’s service as a director terminates for any other reason, the options previously granted to the director will expire six months after the date of termination of service unless scheduled to expire sooner. In April 2006, each director, except for Messrs. Shoemaker and Zimmerman, was granted an option covering 464 shares of Company Common Stock at an exercise price of $32.27 per share.

Information About Executive Officers

In addition to Kenneth R. Shoemaker, President and Chief Executive Officer of the Company and Orrstown Bank, and Peter C. Zimmerman, President and Chief Executive Officer of The First National Bank of Newport, each of whom also serves as a Director of the Company, the Executive Officers of the Company and its wholly owned bank subsidiaries, Orrstown Bank and The First National Bank of Newport, are:

Philip E. Fague – age 47; Executive Vice President and Treasurer of the Company; and Executive Vice President and Chief Sales and Service Officer of Orrstown Bank.

Stephen C. Oldt – age 64; Executive Vice President and Assistant Secretary of the Company; and Executive Vice President and Chief Operations Officer of Orrstown Bank.

Bradley S. Everly – age 56; Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company; and Senior Vice President and Chief Financial Officer of Orrstown Bank.

Barbara E. Brobst – age 48; Senior Vice President and Senior Trust Officer of Orrstown Bank.

Stephen C. Caldwell – age 57; Vice President and Director of Human Resources of Orrstown Bank.

Jeffrey W. Embly – age 36; Senior Vice President of the Company; and Senior Vice President and Chief Lending Officer of Orrstown Bank.

Robert J. Gentry – age 62; Vice President and Director of Marketing of Orrstown Bank.

Benjamin S. Stoops – age 55; Senior Vice President and Chief Technology Officer of Orrstown Bank.

Compensation Discussion and Analysis

In this section we provide an overview and analysis of our executive compensation programs and policies, the material decisions we have made under those programs and policies and the material factors that we considered in making those decisions.

Executive Compensation Objectives and Philosophy. The Company’s compensation and benefits programs and policies are intended to provide fair, reasonable and competitive levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate superior long term value for the Company’s shareholders. A significant amount of compensation is dependent upon Company performance and individual contribution to Company success. Our goal is for our executive officers to prosper when the Company prospers, but for them to realize less personal income if the Company is less successful.

Compensation Structure. We compensate our executive officers through a combination of base salary, annual cash incentives, stock options and other benefits. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities. A portion of annual cash bonuses are linked to annual Company performance in order to incent and reward such performance and a portion of annual cash bonuses are paid to incent and reward annual individual contributions to Company performance. Stock options are awarded annually to further link annual compensation to annual Company performance, but also to link the compensatory interests of executive officers to the interests of shareholders in the long term success and growth of the Company. Health and welfare benefit programs are provided to executive officers on the same terms and conditions as all other employees and are intended to be competitive within the industry and the local market are. We also provide our executive officers with certain supplemental retirement programs on a basis competitive within the industry.

Orrstown Bank has not entered into any formal employment or severance agreement with any of the executive officers identified in the Summary Compensation Table below. It has, however, entered into certain salary continuation and officer group term replacement plan agreements with the named executive officers and a change in control agreement with Mr. Shoemaker, all described in greater detail below.

Determination of Compensation. The Executive Committee of the Board of Directors of Orrstown Bank conducts a full review in the fall of each year of the Bank’s executive compensation programs and is responsible for making recommendations to the Bank’s Board of Directors. The Bank’s Board of Directors considers and acts on upon such recommendations at its December meeting.

Base Salary. The Executive Committee determines base salaries for executive officers based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities. The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Holidaysburg, Pennsylvania consulting firm, Clark Consulting, a benefits consulting firm that operates on a national level with headquarters in Minneapolis, Minnesota, and SNL Financial, an

information and research firm serving the financial services industry with an emphasis on publicly traded banking companies from its headquarters in Charlottesville, Virginia. Using the median as a starting point, the Executive Committee recommends annual changes in base salaries of executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor. Consistently with this practice and policy, the Executive Committee recommended and Bank’s Board of Directors approved at its December meeting increasing base salaries in 2007 to $250,000 for Mr. Shoemaker; $139,000 for Mr. Everly; $158,000 for Mr. Fague; $158,000 for Mr. Oldt; and, $145,000 for Mr. Embly.

Cash Bonuses. As noted above, a portion of annual cash bonuses are linked to annual Company performance and a portion are related to annual individual contributions to Company performance. As a guide for determining the amount of cash bonus to be awarded to an executive officer, the Executive Committee refers to Orrstown Bank’s Executive Incentive Plan, established in 1998. The purpose of the Plan is to support and promote the pursuit of the Bank’s organizational objectives and financial goals through the payment of annual cash bonuses to executive officers and other key employees based upon the percentage increase in earnings for the year, which is given a 75% weighting, and the percentage increase in funds (deposits and short-term purchased funds) for the year, which is given a 25% weighting. The resulting percentage factors are then added together, resulting in a bonus percentage factor to be applied to an executive’s salary to determine the amount of his or her bonus. For example, a 10% increase in earnings and a 20% increase in funds would result in a 12.5% bonus percentage factor (10% x .75 = 7.5%, 20% x .25 = 5%; 7.5% + 5% = 12.5%). Assuming a base salary of $100,000, the amount of the bonus would be $12,500. Under the Plan, the Bank will pay out 50% of the bonus amount in the year to which the bonus relates, 25% in the next year and 25% in the second year. Thus, the amounts reported below in the Summary Compensation Table as paid in 2006 pursuant to the Executive Incentive Plan include 50% of the bonus amount earned in 2006, 25% of the bonus amount earned in 2005 and 25% of the bonus amount earned in 2004. The bonus amounts as to which payment is deferred to subsequent years are not vested and may be forfeited by an employee whose employment with the Bank is terminated prior to payment of the deferred amounts. In addition, in 2004, 2005 and 2006, the Board of Directors determined, within its discretion under the Plan, to actually fund bonuses under the Plan at the rate of 50% of the bonus amount calculated pursuant to the principles described above. The Executive Committee and the Board of Directors have complete discretion as to whom bonuses will be awarded under the Plan. In addition, the Executive Committee and the Board of Directors have further discretion to award cash bonuses in addition to amounts calculated pursuant to the Plan where individual contributions to Company performance merit further reward. Thus, the amounts reported as bonus in the Summary Compensation Table reflect amounts that the Executive Committee and the Board of Directors believe appropriately reward individual contributions to total Company performance.

Stock Options. On January 27, 2000, the Board of Directors of the Company unanimously approved and adopted the Employee Stock Option Plan of 2000. The Stock Option Plan was ratified by the shareholders at the 2000 Annual Meeting. The purpose of the Stock Option Plan is to promote the long term success of the Company and the creation of shareholder value by providing additional incentives to those officers and key employees who are in a position to contribute to the long term growth and profitability of the Company; assist the Company to attract, retain and motivate key personnel with experience and ability; and link employees receiving stock options directly to shareholder interests through increased stock ownership.

The Executive Committee, on behalf of the Board of Directors, administers the Stock Option Plan, and determines the number of shares to be covered by each option, the term of the option, the period of time for options to vest after grant, if any, and other terms and limitations applicable to the exercise of the option. All options awarded under the Stock Option Plan are exercisable at an option price equal to the “fair market value” of the Company’s common stock at the date of grant of the option. As long as shares of Company common stock are traded over the counter and quotations for the shares appear on the NASD’s OTC Bulletin Board service, “fair market value” shall mean the average of the daily high bid and low offer quotations for shares of Company common stock reported through the OTC Bulletin Board service for the 10 trading days immediately preceding the relevant date. If no bid or no offer quotations are available during the 10 day pricing period, then “fair market value” will mean the price of the last trade reported for the shares through the OTC Bulletin Board service. Grants to officers of the Company and other key employees are based on criteria established by the Executive Committee including, past performance, job duties, scope and responsibilities and contributions to overall Company performance.

The Executive Committee has total discretion over the number of shares covered by option grants. Option awards covered a larger number of shares in prior years than in 2006, principally because changes in generally accepted accounting principles becoming effective in 2006 now require the Company to expense option awards when granted.

401(k) and Profit Sharing Plan. Orrstown Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50 percent of employee contributions under the plan up to 3 percent of an employee’s annual compensation. In addition, the Bank maintains a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Contributions to the plan are based on the Bank’s performance and are at the discretion of the Bank’s Board of Directors. Substantially all of the Bank’s employees are covered by the plan. The Bank’s contribution to the plan on behalf of all participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than 15 percent of compensation otherwise paid during the taxable year to all employees under the profit sharing plan.

Deferred Compensation and Supplemental Benefit Programs. Orrstown Bank has established salary continuation plans and group term replacement plans for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Executive Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

Orrstown Bank has established salary continuation plans for certain of its executive officers including, without limitation, the executive officers named in the Summary Compensation Table below, in order to provide them with supplemental retirement income. The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

Orrstown Bank also has established an officer group term replacement plan for the benefit of Messrs. Shoemaker, Everly, Oldt and Fague. This plan provides participating officers with a life insurance benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank’s group term plan at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (not to exceed the net coverage purchased).

As noted above in connection with Director Compensation, Messrs. Shoemaker and Oldt also participate in the non-qualified deferred compensation plan for directors, but neither of them made any deferrals in 2006.

Compensation Committee Report

We, the members of the Executive Committee of the Board of Directors of Orrstown Bank, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Executive Committee:

Jeffrey W. Coy, Chair Kenneth R. Shoemaker Denver L. Tuckey Joel R. Zullinger

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2006 for services rendered in all capacities by our principal executive officer, principal financial officer and for each and up to three other executive officers who received total compensation in excess of $100,000.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (See Table Below)	Total ($)
Kenneth R. Shoemaker President & Chief Executive Officer	2006 2005 2004	235,000 210,000 207,692	60,000 50,000 45,000	— — —	19,170 60,130 113,400	— — —	169,424 56,170 55,131	62,162 66,494 73,798	545,756 442,794 495,021

Bradley S. Everly, Senior Vice President & Chief Financial Officer	2006 2005 2004	132,000 125,000 122,538	23,000 21,000 18,000	— — —	19,170 38,655 50,400	— — —	100,738 13,503 13,820	24,175 22,867 22,371	299,083 221,025 227,129

Philip E. Fague, Executive Vice President & Chief Sales & Service Officer	2006 2005 2004	150,000 137,500 135,000	25,000 23,000 22,000	— — —	19,170 38,655 56,700	— — —	12,437 3,802 3,780	27,242 25,002 24,735	233,849 227,959 242,215

Stephen C. Oldt, Executive Vice President & Chief Operating Officer	2006 2005 2004	150,000 137,500 135,000	20,000 23,000 15,000	— — —	15,975 34,360 50,400	— — —	47,600 29,114 28,932	27,886 25,606 25,082	261,461 249,580 254,414

Jeffrey W. Embly, Senior Vice President & Senior Loan Officer	2006 2005 2004	137,500 125,000 114,231	25,000 21,000 15,000	— — —	19,170 38,655 50,400	— — —	4,769 — —	24,750 22,500 20,456	211,189 207,155 200,087

(1)	Option awards are valued based on the Black-Scholes model, used by the Company for financial reporting purposes pursuant to FAS 123R. There is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. The assumptions used in determining the Black-Scholes value are set forth in the 2006 Grant of Plan Based Annuals Table below.

(2)	Based on an October 1 to September 30 plan year under executive officer Salary Continuation Agreements and, for Mr. Shoemaker only, also includes the annual change in the net present value of his accrued benefit under his Directors Retirement Plan (described below in the Compensation of Directors section) for corresponding plan years.

As indicated in the 2006 Summary Compensation Table, salary is the single most significant component of executive compensation, comprising approximately one-half or more of total compensation paid to an executive officer.

The compensation represented by the amounts for 2006 set forth in the All Other Compensation Column are detailed in the following table.

2006 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)	Directors Fees ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans	Total ($)
Kenneth R. Shoemaker	2006 2005 2004	10,650 — 10,009	11,000 27,800 25,700	912 880 766	39,600 37,814 37,323	62,162 66,494 73,798

Bradley S. Everly	2006 2005 2004	— — —	— — —	415 367 314	23,760 22,500 22,057	24,175 22,867 22,371

Philip E. Fague	2006 2005 2004	— — —	— — —	242 212 179	27,000 24,790 24,556	27,242 25,002 24,735

Stephen C. Oldt	2006 2005 2004	— — —	— — —	886 851 750	27,000 24,755 24,332	27,886 25,606 25,082

Jeffrey W. Embly	2006 2005 2004	— — —	— — —	— — —	24,750 22,500 20,456	24,750 22,500 20,456

Except as to Mr. Shoemaker in 2006 and 2004, the total value of perquisites and personal benefits for a named executive officer is less than $10,000. In 2006 perquisites and personal benefits for Mr. Shoemaker consisted of country club dues and automobile allowance, and in 2004, country club dues, automobile allowance and cash payments in lieu of benefits under the Company’s cafeteria plan not selected by Mr. Shoemaker.

Directors fees paid to Mr. Shoemaker are described above in connection with Directors Compensation generally. In 2006, the Company and Orrstown Bank discontinued their prior practices of paying meeting fees to employee directors, but continued to pay annual retainer fees to such directors.

The reported insurance premiums are the premiums paid by the Bank in connection with the officer group term replacement plans for the named executive officers described above in the Compensation Discussion and Analysis.

The Company fully funded its contribution to the profit sharing plan in each of the years indicated at 15 percent of compensation otherwise paid to all employees under the plan.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($ / Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Kenneth R. Shoemaker	6/22/06	3,000	37.92	19,170
Bradley S. Everly	6/22/06	3,000	37.92	19,170
Philip E. Fague	6/22/06	3,000	37.92	19,170
Stephen C. Oldt	6/22/06	2,500	37.92	15,975
Jeffrey W. Embly	6/22/06	3,000	37.92	19,170

(1)	The awarded stock options were fully vested and immediately exercisable on the grant date. The options have a term of 10 years and will expire June 22, 2016, if not sooner exercised. The options may be exercised upon full payment of the exercise price in cash, by the surrender of certificates representing shares which already have been owned by the executive officer for more than 6 months and valued at their fair market value as defined by the Plan, or in a combination of stock and cash. Options may not be exercised for less than 100 shares unless the total number of shares then available for exercise under the award is less than 100.

(2)	The exercise price is equal to the “fair market value” of Company common stock as of the grant date, defined by the Company’s Employee Stock Option Plan of 2000 as the average of the daily high bid and low offer quotations for shares of the Company’s common stock reported through the NASD’s OTC Bulletin Board service for the 10 trading days immediately preceding the grant date.

(3)	Option awards are valued based on the Black-Scholes model, used by the Company for financial reporting purposes pursuant to FAS 123R. There is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive officer will realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following assumptions were used for the options awarded in 2006: (i) stock price volatility represents the standard donation in stock prices for Company common stock during the 12 month period prior to grant of the option (14.83%); (ii) dividend yield represents the cumulative dividends per share for the 12 month period prior to grant of the option, divided by the average monthly price of Company common stock over the same period (2.11%); (iii) the risk- free rate of return represents the average monthly yield on US Treasury Notes maturing within 9 to 10 years after the date of grant (5.18%); and (iv) an expected time of exercise of five years.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Kenneth R. Shoemaker	3,000	37.92	6/22/2016
	7,000	42.15	6/23/2015
	9,450	38.76	6/24/2014
	8,820	25.96	6/26/2013
	8,820	19.95	6/27/2012
	6,096	17.32	6/28/2011
	—	16.20	6/22/2010

Bradley S. Everly	3,000	37.92	6/22/2016
	4,500	42.15	6/23/2015
	4,200	38.76	6/24/2014
	3,150	25.96	6/26/2013
	2,755	19.95	6/27/2012
	2,314	17.32	6/28/2011
	4,630	16.20	6/22/2010

Philip E. Fague	3,000	37.92	6/22/2016
	4,500	42.15	6/23/2015
	4,725	38.76	6/24/2014
	4,725	25.97	6/26/2013
	4,960	19.95	6/27/2012
	4,630	17.32	6/28/2011
	1,180	16.20	6/22/2010

Stephen C. Oldt	2,500	37.92	6/22/2016
	4,000	42.15	6/23/2015
	4,200	38.76	6/24/2014
	—	25.97	6/26/2013
	—	19.95	6/27/2012
	—	17.32	6/28/2011
	—	16.20	6/22/2010

Jeffrey W. Embly	3,000	37.92	6/22/2016
	4,500	42.15	6/23/2015
	4,200	38.76	6/24/2014
	4,200	25.97	6/26/2013
	4,410	19.95	6/27/2012
	4,630	17.32	6/28/2011
	—	16.20	6/22/2010

2006 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth R. Shoemaker	—	—	—	—
Bradley S. Everly	—	—	—	—
Philip E. Fague	300	5,261	—	—
Stephen C. Oldt	3,150	24,130	—	—
Jeffrey W. Embly	—	—	—	—

2006 PENSION BENEFITS TABLE

Name	Plan Name	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kenneth R. Shoemaker	Salary Continuation Agreement	581,508	—
Bradley S. Everly	Salary Continuation Agreement	231,372	—
Philip E. Fague	Salary Continuation Agreement	51,606	—
Stephen C. Oldt	Salary Continuation Agreement	310,658	—
Jeffrey W. Embly	Salary Continuation Agreement	7,755	—

A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control”.

Potential Payments Upon Termination or Change in Control

Salary Continuation Agreements. Orrstown Bank has entered into Salary Continuation Agreements with certain of its executive officers including, without limitation, the executive officers named in the Summary Compensation Table. The Agreements provide each executive officer with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control.

Benefits are payable in monthly installments over a 15 year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability.

Under the Agreements the amount of the normal retirement benefit when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans is intended to provide the executive officer with retirement income equal in amount to 70 percent of final annual salary.

In 2006, the Bank determined that due to changes over the years in the levels of annual salaries and changes in anticipated retirement ages for certain executive officers, the amounts of the benefits that would be payable under the Salary Continuation Agreements would not be sufficient to provide such executive officers with retirement income equal to 70 percent of their anticipated final annual salaries. Accordingly, the Bank re-projected annual final salaries for Messrs. Shoemaker, Everly and Fague from their annual salaries at October 1, 2005 at an annual rate of increase of 4 percent based upon normal retirement ages of 62 for Messrs. Shoemaker and Everly and 65 for Mr. Fague. In addition, the discount rate was changed from 7.5 percent to 6.0 percent. The result of these changes was to significantly increase the amount of the net present value of the accrued benefit for Messrs. Shoemaker and Everly for the 2006 plan year in relation to prior years as reflected in the 2006 Summary Compensation Table, and to increase the amounts of the annual normal retirement benefits payable to Mr. Shoemaker from $80,000 at age 62 to $100,000 at age 62; to Mr. Everly from $56,000 at age 65 to $62,000 at age 62; and to Mr. Fague from $25,000 at age 62 to $73,000 at age 65. The Bank entered into a Salary Continuation Agreement with Mr. Embly in 2006, providing for an annual normal retirement benefit of $90,000 at age 65, projecting a final annual salary from his annual salary at October 1, 2005 at an annual rate of increase of 4 percent and a discount rate of 6.0 percent. Because Mr. Oldt will be reaching his normal retirement age of 65 in 2007, no changes were made to his Salary Continuation Agreement.

In the event of an early termination separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarily reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit.

In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15 year period commencing within 60 days after receipt by the Bank of the officer’s death certificate. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he survived.

Benefits under the Agreements will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within 2 years after the effective date of the Agreement, or if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance, or if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

Change in Control Agreement. The Company and the Bank have entered into a change in control agreement with Mr. Shoemaker. The agreement generally provides that in the event of termination of Mr. Shoemaker’s employment (other than for cause) with the Company or the Bank under certain circumstances following a “change in control” of the Company or the Bank, Mr. Shoemaker will be entitled to receive continued payment of his annual cash compensation for three years. If Mr. Shoemaker would obtain other employment at any time during the three year period, his compensation from his new employer would be offset against the amounts to be paid to him under the agreement. The agreement also provides that the Company will continue to provide Mr. Shoemaker with available insurance coverages in effect at the time of his termination pursuant to a change in control for a period of three years, offset by coverage for any subsequent employment, or until he reaches age 65. For purposes of the agreement a “change in control” is defined to include an acquisition of 20% or more of the outstanding voting securities of the Company; a merger or consolidation of the Company or the Bank if, as a result of the transaction, less than 50% of the voting securities of the surviving corporation are owned by the former shareholders of the Company; a sale of substantially all the assets of the Company; or the occurrence of any other event designated by a majority of the non-employee directors to constitute a change in control for purposes of the Agreement.

Independent Certified Public Accountants

The Board of Directors again has selected Smith Elliott Kearns & Company, LLC, as the Company’s independent certified public accountants for 2007. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees. Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Smith Elliott Kearns & Company, LLC, as of and for the fiscal years ended December 31, 2006 and 2005 are set forth below:

	2006	2005
Audit Fees	$68,225	$38,075
Audit Related Fees	10,810	0
Tax Fees	1,700	0
All Other Fees	0	9,060

TOTAL	$80,735	$47,135

Audit Fees for 2006 and 2005 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls, and in the review of the Company’s Annual Report on Form 10-K.

Audit Related Fees for 2006 were for professional services rendered in connection with the preparation of the Company’s SEC Registration Statement on Form S-4 relating to the Company’s acquisition of First National Bank and related SEC filings.

Tax Fees for 2006 were for assistance in the preparation of IRS Forms 5500 relating to the Company’s employee benefit plans.

All Other Fees for 2005 were for assistance with the transfer of the Bank’s 401(k) data to a new service provider. All of the services for which All Other Fees were paid in 2005 were approved by the Audit Committee pursuant to the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

Annual Report and Form 10-K

A copy of the Company’s Annual Report for the year ended December 31, 2006 is being mailed with this Proxy Statement to all shareholders of the Company. In addition, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, may be obtained without charge by written request to Barbara E. Brobst, Senior Vice President Orrstown Bank, 77 East King Street, Shippensburg, PA 17257. The Form 10-K also is available on the Securities and Exchange Commission website at http://sec.gov.

Revised: August 24, 2006

APPENDIX

ORRSTOWN FINANCIAL SERVICES, INC.

AUDIT COMMITTEE CHARTER

The Board of Directors shall elect the Audit Committee at the annual reorganization meeting of Orrstown Financial Services, Inc. (the Corporation). In accordance with the by-laws of the Corporation, the Audit Committee is established as a subcommittee reporting periodically to the Board of Directors. The Audit Committee shall be composed of no less than three directors of the Corporation and also may include directors of wholly-owned bank subsidiaries of the Corporation who are not directors of the Corporation, provided that: (i) a majority of the members of the Audit Committee are directors of the Corporation, and (ii) the actions of the Audit Committee must receive the affirmative vote of both a majority of the members of the Audit Committee and a majority of the members of the Audit Committee who are directors of the Corporation. Members of the Audit Committee must be independent of management of the Corporation as outlined by the Securities and Exchange Commission (SEC) and NASDAQ and free of any relationship that, in the opinion of the Board, would interfere with their exercise of judgment as a committee member. At least one member of the audit committee must have accounting or related financial management expertise as the Board interprets such qualifications in its business judgment.

The Audit Committee shall provide assistance to the Board in fulfilling their responsibilities to the shareholders. Principally, these responsibilities entail assessing the effectiveness of the internal control system over financial reporting, reviewing adherence to policies / procedures and assuring the safeguarding of all corporate assets. In so doing, it is the responsibility of the Audit Committee to maintain open lines of communications between the Board of Directors, external auditors, internal auditors, and the senior management of the Corporation. Both the internal auditors and external auditors are authorized to communicate directly with the committee if necessary.

In carrying out these responsibilities, the Audit Committee will:

1.	Retain the final authority for the appointment, compensation, retention and oversight of the external auditor including approval of all audit engagement fees and related terms. Pre-approve all audit, review or attest services and any permitted non-audit services performed by the external auditor.

2.	Meet with the external auditors and financial management of the Corporation to review the scope of the annual audit for the current year and at the conclusion thereof, review such audit findings. This review will include both the external auditor’s recommendations and the related management response.

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3.	Review with the external auditors and corporate management the adequacy and effectiveness of the internal financial and accounting controls of the Corporation and elicit any recommendations that they may have for the improvement of such control procedures. Particular attention should be given to the adequacy of such controls to expose any payments, transactions or other procedures, which might be deemed illegal or otherwise improper. Further, the Audit Committee should periodically review corporate policy statements in terms of their adequately representing the Corporation’s Code of Conduct and Business Ethics Policy and the Corporation’s Financial Code of Ethics.

4.	Review and disclose the required information in the annual proxy statement as outlined by the SEC.

5.	Review and recommend to the Board the appointment of a competent outsourcing vendor for internal audit services and/or in-house staff. If an outsourcing vendor is utilized, the Audit Committee will utilize the guidance from the Interagency Policy Statement on the Internal Audit Function and its Outsourcing in the selection and oversight of the outsourced activities.

6.	Review and approve the Internal Audit Department’s proposed audit schedule for the coming year and the coordination of such programs with the external auditors’ year-end requirements. Particular attention should be given to maintaining the best effective balance between external and internal auditing resources.

7.	Monitor the activities of the Internal Audit Department and ensure that the Internal Audit Department adequately discharges responsibilities for the examination, review, and reporting to the Audit Committee that:

a)	Internal accounting and financial controls of the various areas are adequate and efficient and can be relied upon to produce accurate financial information.

b)	Internal controls adequately safeguard the assets of the Corporation.

c)	Financial records of the operational areas are complete and accurate and are in conformity with corporate policy, generally accepted accounting principles, and requirements of the various regulatory bodies.

d)	Operational areas are in compliance with FDIC, FRB, and all other Federal and State laws and regulations.

e)	Control over the development, maintenance, and operation of EDP systems are sufficient to ensure the accuracy, security, and completeness of data processing results.

8.	Prior to each periodic meeting, the Audit Committee will be provided a report prepared by Internal Audit, which outlines the findings of all audit engagements completed during the period.

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9.	Review all reports on examinations made by the various regulatory agencies and evaluate management’s responses to them.

10.	Establish “Whistleblower” procedures concerning accounting, internal control and/or auditing matters.

11.	Review financial statement filings with the SEC prior to their submission including the 10-K Annual Report and 10-Q Quarterly Reports.

12.	Submit minutes of Audit Committee meetings to the Board of Directors at the next regular Board meeting.

The foregoing list of functions is not intended to limit the Committee in fulfilling its responsibilities, but rather is intended to provide an overview of the principal duties to be performed by the Committee.

In performance of its duties, the Committee shall meet at least four times per year and have full use of the Corporation’s internal audit resources and engage, if necessary, at the Corporation’s expense, independent counsel and/or other advisors as necessary, to advise the Committee in discharging its duties.

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This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Barbara A. Brobst and Wilma M. Rosenberry, or either of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all Orrstown Financial Services, Inc. Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 10, 2007, at 10:00 A.M., at the Shippensburg University Conference Center located at 500 Newburg Road, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of all four nominees for director to Class B and will vote in accordance with the directions of Company management on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example    ☒

Proxy Item 1 – Election of four directors to Class B to serve for a three (3) year term. Nominees: Gregory A. Rosenberry, Glenn W. Snoke, Denver L. Tuckey, Peter C. Zimmerman.

FOR all nominees listed herein (except as withheld) in space provided	WITHHOLD AUTHORITY to vote for all nominees listed herein

☐	☐

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

(Signature of Shareholder)

Dated:____________, 2007